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                                                                      EXHIBIT 23


                  CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the incorporation by reference in Registration Statements No. 33-81276 (1994 Stock Option Plan), 333-92143 and 333-120685 (1999 Stock Option
Plan), and 33-97850 (Employee Stock Purchase Plan), each on Form S-8, and Registration Statement No. 33-94378 (Dividend Reinvestment Plan) on Form S-3, of our reports dated March 14, 2005, with respect to the consolidated financial statements of Southwest Bancorp, Inc., Southwest Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Southwest Bancorp, Inc., included in this Annual Report (Form 10-K) of Southwest Bancorp, Inc. for the year ended December 31, 2004.



Tulsa, Oklahoma
March 14, 2005